EXHIBIT No. 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Green Bankshares, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-08609, 333-115054, and 333-117791) and Form S-3 (No. 333-156872) of Green Bankshares, Inc. of our reports dated March 13, 2009, with respect to the consolidated financial statements of Green Bankshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in Green Bankshares, Inc.’s 2008 Annual Report on Form 10-K.
Our report on the consolidated financial statements referred to above refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007.
/s/ Dixon Hughes PLLC
Atlanta, Georgia
March 13, 2009